2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-1 of our audit report dated February 27, 2013 relative to the financial statements of Resort Savers, Inc. as of January 31, 2013 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period June 25, 2012 (date of inception) through January 31, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Clearwater, Florida

June 3, 2013

PCAOB Registered
AICPA Member